Exhibit 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
1st Security Federal Savings Bank

We consent to the use in this Registration Statment on Form S-1 filed with the Securities and Exchange Commission and Amendment No. 2 to Form AC filed with the Office of Thrift Supervision on September 11, 1997, of our report dated February 8, 1997, on the financial statements of 1st Security Federal Savings Bank. We also consent to the reference to us under the headings "The Conversion - Income Tax Consequences" and "-The Contribution" and "-Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank"; "Experts"; and "Legal and Tax Matters" in this Registration Statement on Forms S-1 and AC.


                                             /s/ Crowe, Chizek and Company LLP

                                                 Crowe, Chizek and Company LLP

Oak Brook, Illinois
September 11, 1997